UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2018

GUESS?, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street, Los Angeles, California 90021
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

In early November 2017, an entertainment website notified Guess?, Inc. (the “Company”) that it was seeking to post separate allegations that Paul Marciano, the Company’s Executive Chairman and Chief Creative Officer, had acted inappropriately toward two women. The website posted the allegations yesterday evening.

Upon being contacted in November 2017, the Company immediately investigated the claims with the assistance of outside counsel, and at this time, the Company has determined the following: One allegation was taken from a publicly available lawsuit that was filed in 2009. Mr. Marciano denied the allegation at that time, and a contemporaneous investigation conducted in 2009 by the Company and outside counsel did not corroborate the plaintiff’s claims. The second allegation concerns an aspiring model who is quoted anonymously in the story claiming inappropriate conduct in March 2016. Mr. Marciano also denies this allegation. To date, the current investigation has not corroborated either allegation, and the Board of Directors has been unable to determine that either accusation has merit.

Through a social media post made yesterday, the Company also became aware of concerns expressed by Kate Upton, previously a model for the Company, regarding prior conduct by Mr. Marciano. Mr. Marciano denies any misconduct toward Ms. Upton. As Ms. Upton’s concerns were just disclosed, they were not part of the Company’s current investigation, but the Company will fully investigate her claims once they are known to determine if they have any merit. As of today, no specific allegations have been made by Ms. Upton.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 1, 2018	GUESS?, INC.

	By:	/s/ Victor Herrero
Victor Herrero Chief Executive Officer